                                                                               .
                                                                               .
                                                                               .



                                                                    EXHIBIT 99.1

                             Energy Transfer Company

                        Unaudited Combined Balance Sheets

                                 (In Thousands)


                                                      November 30,      August 31,
                                                         2003              2003
                                                     -------------    -------------
                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                         $      23,960    $      53,122
   Accounts receivable                                     141,608          105,987
   Accounts receivable from related parties                    127               --
   Deposits paid to vendors                                 20,098           19,053
   Materials and supplies                                    1,328            2,071
   Inventories                                               3,574            1,876
   Exchanges receivable                                      1,146            1,373
   Price risk management asset                                 789              928
   Other current assets                                      1,707              770
                                                     -------------    -------------
       Total current assets                                194,337          185,180

Equity method investments                                    6,991            6,844

Property, plant and equipment                              418,032          404,525
Less- accumulated depreciation                             (17,117)         (13,261)
                                                     -------------    -------------
Property, plant and equipment, net                         400,915          391,264

Goodwill                                                    13,409           13,409

Intangibles                                                  9,461            7,962
Accumulated amortization                                    (3,448)          (2,556)
                                                     -------------    -------------
Intangibles, net                                             6,013            5,406
                                                     -------------    -------------

Total assets                                         $     621,665    $     602,103
                                                     =============    =============

                             Energy Transfer Company

                        Unaudited Combined Balance Sheets

                                 (In Thousands)

                                   (continued)

                                                 November 30,      August 31,
                                                     2003             2003
                                                -------------    -------------
      LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
   Accounts payable                             $     130,106    $     114,198
   Accounts payable to related parties                     --              820
   Current maturities of long-term debt                30,000           30,000
   Deposits from customers                              3,080           11,600
   Accrued expenses                                     7,466            7,041
   Price risk management liabilities                    2,771              823
   Exchanges payable                                    2,109            1,410
   Income taxes payable                                 1,432            2,567
   Accrued interest                                       504            1,014
                                                -------------    -------------
       Total current liabilities                      177,468          169,473

Long-term debt                                        188,500          196,000
Deferred income taxes                                  55,770           55,385
Other noncurrent liabilities                            3,663              157
Commitments and contingencies

PARTNERS' CAPITAL:
   Limited Partners                                   196,558          180,896
   General Partners                                       224              192
   Other comprehensive loss                              (518)              --
                                                -------------    -------------
       Total partners' capital                        196,264          181,088
                                                -------------    -------------
Total liabilities and partners' capital         $     621,665    $     602,103
                                                =============    =============



See accompanying notes.

                             Energy Transfer Company

                      Unaudited Combined Income Statements

                                 (In Thousands)


                                                           Three months ended   Two months ended
                                                               November 30,      November 30,
                                                                   2003              2002
                                                           ------------------   ----------------
OPERATING REVENUES:
   Third Party                                               $       414,986    $        75,920
   Affiliated                                                             --              2,399
                                                             ---------------    ---------------
                                                                     414,986             78,319

COSTS AND EXPENSES:
   Cost of products sold                                             382,550             67,321
   Operating                                                           5,440              2,096
   General and administrative                                          4,879              1,587
   Depreciation and amortization                                       4,147              1,650
   Realized and unrealized (gain) loss on derivatives, net            (3,034)             1,932
                                                             ---------------    ---------------
         Total costs and expenses                                    393,982             74,586
                                                             ---------------    ---------------

INCOME FROM OPERATIONS                                                21,004              3,733

OTHER INCOME (EXPENSE):
   Interest (expense)                                                 (3,901)            (1,409)
   Interest income                                                       149                 --
   Equity in earning of affiliates                                       147              1,372
   Gain (loss) on disposal of assets                                      (3)                 2
   Other                                                                   7                 30
                                                             ---------------    ---------------

INCOME BEFORE INCOME TAXES                                            17,403              3,728

INCOME TAX EXPENSE                                                     1,709                 --
                                                             ---------------    ---------------

NET INCOME                                                   $        15,694    $         3,728
                                                             ===============    ===============

See accompanying notes.

                             Energy Transfer Company

          Unaudited Combined Statements of Comprehensive Income (Loss)

                                 (In Thousands)


                                                                Three months ended   Two months ended
                                                                   November 30,        November 30,
                                                                        2003              2002
                                                                ------------------   ----------------
Net income                                                        $        15,694    $         3,728

Other comprehensive income (loss)
  Reclassification adjustment for gains on derivative
     instruments included in net income                                       481                 --
  Reclassification adjustment for losses on
     available-for-sale securities included in net
     income                                                                    --                 --
  Change in value of derivative instruments                                  (999)                --
  Change in value of available-for-sale securities                             --                 --
                                                                  ---------------    ---------------

  Comprehensive income                                            $        15,176    $         3,728
                                                                  ===============    ===============

RECONCILIATION OF ACCUMULATED OTHER COMPREHENSIVE
   INCOME (LOSS)

  Balance, beginning of period                                    $            --    $            --

  Current period reclassification to earnings                                 481                 --

  Current period change                                                      (999)                --
                                                                  ---------------    ---------------

  Balance, end of period                                          $          (518)   $            --
                                                                  ===============    ===============

See accompanying notes.

                             Energy Transfer Company

                Unaudited Combined Statement of Partners' Capital

                      Three Months Ended November 30, 2003
                                 (In Thousands)



                                         LaGrange Acquisition, LP             Operating
                                   -----------------------------------       Partnerships'       Accumulated
                                       Limited            General                                   Other
                                       Partners'          Partner's       General Partner's     Comprehensive       Total Partners'
                                        Capital            Capital             Capital              Loss               Capital
                                   ---------------     ---------------    -----------------    ---------------      ---------------
Balance August 31, 2003            $       180,896     $           150     $            42     $            --      $       181,088

   Net change in accumulated
     other comprehensive
     income per accompanying
     statements                                 --                  --                  --                (518)                (518)

   Net income                               15,662                  16                  16                  --               15,694
                                   ---------------     ---------------     ---------------     ---------------      ---------------

Balance November 30, 2003          $       196,558     $           166     $            58     $          (518)     $       196,264
                                   ===============     ===============     ===============     ===============      ===============




See accompanying notes.

                             Energy Transfer Company

                   Unaudited Combined Statements of Cash Flows

                                 (In Thousands)

                                                                       Three months ended   Two months ended
                                                                           November 30,       November 30,
                                                                               2003               2002
                                                                       ------------------   ----------------
OPERATING ACTIVITIES
Net income                                                               $        15,694    $         3,728
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
     Depreciation and amortization, including deferred loan costs                  5,031              1,845
     Deferred income taxes                                                           385                 --
     Dividend from Oasis                                                              --              1,000
     Equity in subsidiaries                                                         (147)            (1,372)
     Other, net                                                                       37                 --
     Changes in operating assets and liabilities, net of effect of acquisitions
       Accounts receivable                                                       (35,621)           (40,532)
       Deposits paid to vendors                                                   (1,045)                --
       Materials and supplies                                                        743                345
       Inventories                                                                (1,698)                72
       Exchanges receivable                                                          227               (443)
       Price risk management liabilities, net                                      1,569              1,869
       Other current assets                                                         (937)              (376)
       Accounts payable                                                           15,908             38,138
       Deposits from customers                                                    (8,520)             2,903
       Accounts payable related parties                                             (947)                --
       Exchanges payable                                                             699                291
       Accrued expenses                                                              425                800
       Income taxes payable                                                       (1,135)                --
       Accrued interest                                                             (510)               612
       Other long-term liabilities                                                     6                 --
                                                                         ---------------    ---------------
Net cash provided by (used in) operating activities                               (9,836)             8,880

INVESTING ACTIVITIES
Business acquisition                                                                  --           (262,829)
Additions to property, plant and equipment                                       (11,830)            (1,273)
Proceeds from sale of assets                                                           4                 --
                                                                         ---------------    ---------------
Net cash used in investing activities                                            (11,826)          (264,102)

FINANCING ACTIVITIES
Capital contribution                                                                  --            108,271
Borrowings under credit facility                                                      --            160,000
Borrowings/(repayments) of short-term loan from related party                         --              2,000
Principal payments under credit facility                                          (7,500)                --
Deferred financing fees                                                               --             (3,500)
                                                                         ---------------    ---------------
Net cash used in financing activities                                             (7,500)           266,771
                                                                         ---------------    ---------------
Net increase in cash and cash equivalents                                        (29,162)            11,549

Cash and cash equivalents, beginning of period                                    53,122                 --
                                                                         ---------------    ---------------

Cash and cash equivalents, end of period                                 $        23,960    $        11,549
                                                                         ===============    ===============

See accompanying notes.

                             ENERGY TRANSFER COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
                                    UNAUDITED



1. SUMMARY OF BUSINESS, BASIS OF PRESENTATION, AND SIGNIFICANT ACCOUNTING
POLICIES

Organization and Business

Energy Transfer Company is a group of partnerships under common control and consists of La Grange Acquisition, L.P. (La Grange Acquisition) and a series of its limited partner investees. La Grange Acquisition, L.P. is a Texas limited partnership formed on October 1, 2002 and is 99.9% owned by its limited partner, La Grange Energy, L.P. (La Grange Energy), and 0.1% owned by its general partner, LA GP, LLC. La Grange Acquisition is the 99.9% limited partner of ETC Gas Company, Ltd., ETC Texas Pipeline, Ltd., ETC Processing, Ltd., and ETC Marketing, Ltd. and a 99% limited partner of ETC Oasis Pipe Line, L.P. and ET Company I, Ltd. (collectively, the "Operating Partnerships"). The general partners of La Grange Acquisition, La Grange Energy, and the Operating Partnerships are ultimately owned and controlled by members of management and a private equity investor group. La Grange Acquisition and the Operating Partnerships conduct business under the name Energy Transfer Company. These financial statements present the accounts of La Grange Acquisition and the Operating Partnerships (collectively, "Energy Transfer") on a combined basis as entities under common control.

Under state law and the terms of various partnership agreements, the limited partners' potential liability is limited to their investment in the various partnerships. The general partners of the various partnerships manage and control the business and affairs of each partnership. The limited partners are not involved in the management and control of the Energy Transfer Company. Since all of the general partners in the various partnerships are ultimately owned and controlled by members of management and a private equity investor group, all of the entities that form Energy Transfer, as defined above, are managed and are under the common control of this control group.

In October 2002, La Grange Acquisition acquired the Texas and Oklahoma natural gas gathering and gas processing assets of Aquila Gas Pipeline Corporation (Aquila Gas Pipeline), a subsidiary of Aquila, Inc. for $264 million, including 50% of the capital stock of Oasis Pipe Line Company, a Delaware Corporation, ("Oasis Pipe Line"), 20% ownership interest in the Nustar Joint Venture, and an interest in another immaterial venture. On December 27, 2002, Oasis Pipe Line redeemed the remaining 50% of its capital stock owned by Dow Hydrocarbons Resources, Inc. for $87 million, and cancelled the stock. Thus, Energy Transfer now owns 100% of the outstanding capital stock of Oasis Pipe Line. La Grange Acquisition contributed the assets acquired from Aquila, Inc. to the Operating Partnerships in return for its limited partner interests in the Operating Partnerships.

The major asset groups consist of the Southeast Texas System, Elk City System and Oasis pipeline. The Southeast Texas System has a capacity of 720 million cubic feet per day (MMcf/d) and throughput of 260 MMcf/d. The system has 2,500 miles of pipeline with 1,050 wells connected, the LaGrange processing plant which has a capacity of 250 MMcf/d and 5 natural gas treating facilities with an aggregate capacity of 250 MMcf/d.

The Elk City System has a capacity of 410 MMcf/d and throughput of 170 MMcf/d. The system has 315 miles of pipeline with 300 wells connected, the Elk City processing plant, which has a capacity of 130 MMcf/d and a treating facility with a capacity of 145 MMcf/d. The 583 mile long Oasis pipeline, which connects the West Texas Waha Hub to the Katy Texas Tailgate, has a capacity of one billion cubic feet per day (Bcf/d) and a throughput of 830 MMcf/d.

Energy Transfer Company owns and operates natural gas gathering, natural gas intrastate pipeline systems, and gas processing plants and is in the business of purchasing, gathering, compressing, transporting, processing, and marketing natural gas and natural gas liquids (NGLs) in the states of Texas, Oklahoma, and Louisiana.

                             ENERGY TRANSFER COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
                                    UNAUDITED


SIGNIFICANT ACCOUNTING POLICIES

Combination

The accompanying combined financial statements include the accounts of La Grange Acquisition and the Operating Partnerships after the elimination of significant intercompany balances and transactions. Further, La Grange Acquisition's limited partner investments in each of the Operating Partnerships have been eliminated against the Operating Partnership's limited partner's capital.

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of estimates relate to the fair value of financial instruments and useful lives for depreciation and amortization. Actual results may differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform with the 2004 presentation. These reclassifications have no impact on net income or partners' capital.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Energy Transfer Company's carrying amounts for cash and cash equivalents, other current assets and other current liabilities approximate fair value.

Accounts Receivable

Energy Transfer deals with counter parties that are typically either investment grade (Standard & Poors BBB- or higher) or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). The credit committee reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counterparties. The majority of payments are due on the 25th of the month following delivery.

Management closely monitors credit exposure for potential doubtful accounts. Management believes that an occurrence of bad debt is unlikely; therefore an allowance for doubtful accounts is not included on the balance sheet. Bad debt expense is recognized at the time an account is deemed uncollectible. An accounts receivable will be written off in the event a counterparty files for bankruptcy protection or the account is turned over for collection and the collector deems the account uncollectible. No bad debt expense was recorded during the three months ended November 30, 2003 or two months ended November 30, 2002.

Deposits

Deposits are paid to vendors as pre-payments for gas deliveries in the following month. Pre-payments are required when the volume of business with the vendor exceeds Energy Transfer Company's credit limit. Deposits with vendors for gas purchases are $16,962 at August 31, 2003 and $11,483 at November 30, 2003. Energy Transfer Company also has deposits with derivative counterparties at August 31, 2003 of $ 2,091 and $8,615 at November 30, 2003.

                             ENERGY TRANSFER COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
          (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
                                    UNAUDITED


Deposits are received from customers as pre-payments for gas deliveries in the following month. Pre-payments are required when customers exceed their credit limit or do not qualify for open credit. Deposits received from customers for gas sales are $11,600 at August 31, 2003 and $3,080 for November 30, 2003.

Materials and Supplies

Materials and supplies are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

Inventories and Exchanges

Inventories and exchanges consist of NGLs on hand or natural gas and NGL delivery imbalances with others and are presented net by customer/supplier. These amounts turn over monthly and management believes the cost approximates market value. Accordingly, these volumes are valued at market prices.

Price Risk Management Assets and Liabilities

Energy Transfer Company follows Financial Accounting Standards Board (FASB) Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (Statement No. 133) as amended. Statement No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that every derivative instrument (including certain derivative instrument embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met.

Special accounting for qualifying hedges allows a derivative's gain and loss to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. For derivative instruments that qualify as hedges, the effective portion of the gain or loss is reported as a component of other comprehensive income and reclassified into sales revenue in the same period or periods during which the hedged forecasted transaction affects earnings. The net loss recognized in income representing the amount of hedge ineffectiveness was $67 for the three months ended November 30, 2003. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flows.

Energy Transfer utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGLs prices. These contracts consist primarily of futures and swaps. The net gain or loss arising from marking to market those derivative instruments is currently recognized in earnings. In the course of normal operations, Energy Transfer also routinely enters into forward physical contracts for the purchase and sale of natural gas and NGLs along various points of its system. These positions require physical delivery and are treated as normal purchase and sales contracts under Statement No. 133. Accordingly, these contracts are not marked to market. Unrealized gains and losses on derivatives are classified as such on the combined statement of income. Realized gains and losses on commodity derivatives are included in operating revenues, while realized gains and losses on interest rate swaps are included in interest expense.

The market prices used to value the financial derivative transactions reflect management's estimates considering various factors including closing exchange and over-the-counter quotations, and the time value of the underlying commitments. The values are adjusted to reflect the potential impact of liquidating a position in an orderly manner over a reasonable period of time under present market conditions.

Deferred Financing Fees

Deferred financing fees, included in other assets, are amortized using the effective interest method.

Equity Method Investments

From October through December 2002, Energy Transfer Company owned a 20% interest in the Nustar Joint Venture. Effective December 27, 2002, Energy Transfer Company owned a 50% interest in Vantex Gas Pipeline Company, LLC, and a 49% interest in Vantex Energy Services, Ltd. Energy Transfer Company also owns an interest in an immaterial venture. Energy Transfer Company accounts for these investments under the equity method of accounting. The Nustar Joint Venture, located in West Texas, is composed of approximately 290 miles of pipeline and the Benedum processing facility. The Vantex system is located in East Texas and is composed of approximately 250 miles of pipeline. Vantex Energy Services provides energy related marketing services to small and medium sized producers and end users on the Vantex Gas Pipeline system.

Prior to December 27, 2002, when the remaining 50% of Oasis Pipe Line capital stock was redeemed, Energy Transfer Company accounted for its initial 50% ownership in Oasis Pipe Line under the equity method. During the two month period ended November 30, 2002, Energy Transfer Company recognized $1.6 million of equity method income from the investment in Oasis Pipe Line. Oasis Pipe Line results from operations are recognized on a consolidated basis for the three months ended November 30, 2003.

On December 27, 2002, Energy Transfer sold its interest in the Nustar Joint Venture for $9.6 million. No gain or loss was recognized, as the proceeds equaled the value assigned to the joint venture in the October 2002 purchase allocation.

Property, Plant, and Equipment

Pipeline, property, plant, and equipment are stated at cost. Additions and improvements that add to the productive capacity or extend the useful life of the asset are capitalized. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are charged to expense as incurred. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

Depreciation of the gathering pipeline systems, gas plants, and processing equipment is provided using the straight-line method based on an estimated useful life of primarily 20 years. The transportation pipeline is depreciated using the straight-line method based on an estimated useful life of primarily 65 years. There was no interest cost capitalized for the three months and two months ended November 30, 2003 and 2002.

Energy Transfer reviews its tangible and finite life intangible assets for impairment whenever facts and circumstances indicate impairment may be present. When impairment indicators are present, Energy Transfer Company evaluates whether the assets in question are able to generate sufficient cash flows to recover their carrying value on an undiscounted basis. If not, Energy Transfer Company impairs the assets to their fair value, which may be determined based on discounted cash flows. To date no impairments have been recognized.

Energy Transfer Company accounts for expected future costs associated with Energy Transfer Company's obligation to perform site reclamation and dismantle facilities of abandoned pipelines under SFAS No. 143, Accounting for Asset Retirement Obligations. If a reasonable estimate of the fair value of an abandonment obligation can be made, SFAS No. 143 requires that Energy Transfer Company record a liability (an asset retirement obligation or ARO) and capitalize the asset retirement cost in plant, property and equipment in the period in which the retirement obligation is incurred.

In general, the amount of an ARO and the costs capitalized for Energy Transfer Company will be equal to the estimated future cost to satisfy the abandonment obligation using current prices after discounting the future cost back to the date that the abandonment obligation was incurred using the credit adjusted risk-free rate for Energy Transfer Company. After recording these amounts, the ARO will be accreted to its future estimated value using the same risk-free rate and the additional capitalized costs will be depreciated on a straight-line basis over the productive life of the related assets.

Energy Transfer Company acquired all it's operating assets subsequent to the effective date of SFAS 143; therefore, there is no cumulative effect of adopting SFAS 143. During the three months ended November 30, 2003, Energy Transfer Company recognized ARO liabilities incurred of approximately $3.5 million. The accretion of the ARO during the three-month period ended November 30, 2003, was not significant.

Goodwill

The goodwill represents the fair value of the partnership interests granted to ETC Holdings, L.P. on the contribution of ET Company I in excess of the fair value of the tangible assets contributed. ET Company I included a gas marketing operation, which has no significant assets other than an assembled workforce and marketing expertise. The goodwill is principally the value assigned to the marketing operation of ET Company I. The goodwill is included in our Midstream segment and will be reviewed annually for impairment.

Federal and State Income Taxes

La Grange Acquisition and the Operating Partnerships are organized under the provisions of the Texas Revised Limited Partnership Act. Therefore, the payment and recognition of income taxes are the responsibility of the partners, except as noted below.

Energy Transfer owns Oasis Pipe Line, a corporation and tax-paying entity, which provides for income taxes currently payable and for deferred income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes" (Statement No. 109). Statement No. 109 requires that deferred tax assets and liabilities be established for the basis differences between the reported amounts of assets and liabilities for financial reporting purposes and income tax purposes.

Cash Paid for Interest and Income Taxes

The following provides information related to cash paid for interest and income taxes by Energy Transfer Company for:

                                            Three Months Ended           Two Months Ended
                                             November 30, 2003           November 30, 2002
                                            ------------------           -----------------
Interest                                    $            3,080           $             597
Income Taxes                                $            2,450                          --


Revenue Recognition

Revenue for sales of natural gas and NGLs is recognized upon delivery. Service revenues, including transportation, treating, compression, and gas processing, are recognized at the time service is performed. Transportation capacity payments are recognized when earned in the period the capacity was made available.

Shipping and Handling Costs

In accordance with the Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs", Energy Transfer Company has classified all deductions from producer payments for fuel, compression and treating, which can be considered handling costs, as revenue. The fuel costs are included in costs of sales, while the remaining costs, of approximately $57, are included in operating costs.

2. ACQUISITIONS AND SALES

In October 2002, La Grange Acquisition purchased certain operating assets from Aquila Gas Pipeline, primarily natural gas gathering, treating and processing assets in Texas and Oklahoma. The assets acquired and purchase price allocation were as follows:

Materials and supplies                                          $   1,626
Other assets                                                          194
Property, plant and equipment                                     213,374
Investment in Oasis Pipe Line                                      41,670
Investment in the Nustar Joint Venture                              9,600
Accrued expenses                                                   (1,753)
Accrued acquisition costs                                          (1,035)
                                                                ---------
                                                                $ 263,676
                                                                =========

At the closing of the acquisition of Aquila Gas Pipeline's assets, $5 million was put into escrow until such time that proper consents and conveyance could be achieved related to a sales contract. It was later determined that it was unlikely that a proper conveyance could be achieved which resulted in the escrowed amount of $5 million being returned to La Grange Acquisition during the eight months ended August 31, 2003. The return of the $5 million purchase price reduced La Grange Acquisition's basis in property, plant and equipment.

On December 27, 2002, Oasis Pipe Line redeemed the remaining 50% of its capital stock owned by Dow Hydrocarbons Resources, Inc. for $87 million, and cancelled the stock. Energy Transfer now owns 100% of the capital stock of Oasis Pipe Line.

Also, on December 27, 2002, ETC Holdings, LP, a limited partner of La Grange Energy, contributed ET Company I to Energy Transfer Company. The investment in the Vantex system was included in the assets contributed.

Pro Forma Financial Information

The following pro forma financial information assumes that both Oasis Pipe Line and ET Company I were wholly owned as of October 1, 2002:


                                                           Two Months Ended
                                                           November 30, 2002
                                                           -----------------
Operating Revenues                                         $         112,359
Total Costs and Expenses                                             104,430
Income from Operations                                                 7,928
Net Income                                                             6,505

The pro forma results are not necessarily indicative of what actually would have occurred it the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

3.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, at cost, consisted of the following:

                                           Estimated Useful
                                            Lives (Years)           November 30, 2003        August 31, 2003
                                           ----------------         -----------------        ---------------
Land                                             N/A                  $      992              $      992
Midstream buildings                               15                         798                     798
Midstream pipelines and equipment                 20                     221,725                 213,220
Midstream right of way                            20                         486                     336
Transportation pipeline                           65                     127,548                 126,526
Transportation right of way                       65                       3,721                   3,721
Transportation buildings                          20                         194                     189
Transportation equipment                       10-20                      41,880                  42,771
Linepack                                         N/A                       5,176                   5,176
Construction in progress                         N/A                      12,866                   7,121
Other                                             5                        2,646                   3,675
                                                                      ----------              ----------
    Total                                                                418,032                 404,525
    Accumulated depreciation                                             (17,117)                (13,261)
                                                                      ----------              ----------

    Property, plant and equipment, net                                $  400,915              $  391,264
                                                                      ==========              ==========

4.  INTANGIBLE AND OTHER ASSETS

                                     November 30, 2003   August 31, 2003
                                     -----------------   ---------------
Deferred financing fees               $         5,724    $         5,724
Accumulated amortization                       (3,348)            (2,464)
                                      ---------------    ---------------
                                                2,376              3,260

Deferred acquisition costs                      3,260              1,761

Other intangibles                                 477                477
Accumulated amortization                         (100)               (92)
                                      ---------------    ---------------
                                                  377                385
                                      ---------------    ---------------
       Intangibles, net               $         6,013    $         5,406
                                      ===============    ===============

5.  INVESTMENTS

Nustar Joint Venture

At November 30, 2002, Energy Transfer Company owned a 20% interest in the Nustar Joint Venture, which is accounted for under the equity method. On December 27, 2002, Energy Transfer Company sold its 20% interest for $9.6 million resulting in no gain or loss.

Vantex

At November 30, 2003, ET Company I owned a 50% interest in Vantex Gas Pipeline Company and a 49% interest in Vantex Energy Services, Ltd., with both interests accounted for under the equity method. Energy Transfer Company's equity investment value in the Vantex System at November 30, 2003 was $7.0 million. The Vantex System interests were owned ET Company I and were contributed to Energy Transfer Company on December 27, 2002 by ETC Holdings, LP. The $7.0 million investment at November 30, 2003 exceeds ET Company I's historical underlying equity in the Vantex System by $366.

The following presents financial information related to the Vantex investments for the three months ended November 30, 2003.

Statement of Income Information
Revenues                                                $ 3,161
Loss before income tax expense                          $   (11)
Energy Transfer Company's share of net loss             $    (5)

Total earnings from equity method investments for the three months ended November 30, 2003, was income of $147. This includes Energy Transfer Company's share of net loss from Vantex of $5 and Energy Transfer Company's share of equity method income of $152 from its other joint venture investments.

6. RELATED-PARTY TRANSACTIONS

Beginning in 2003 and after the contribution to ET Company I to Energy Transfer, Energy Transfer Company is charged rent by an affiliate for office space in Dallas, which is shared with La Grange Energy and ETC Holdings, L.P. For the three months ended November 30, 2003, the rent charged to Energy Transfer Company was $20.

Prior to the Oasis Pipe Line stock redemption and the contribution of ET Company I, Energy Transfer had purchases and sales of natural gas with Oasis Pipe Line and ET Company I in the normal course of business. The following table summarizes these transactions:

                                                                    Two Months Ended
                                                                   November 30, 2002
                                                                   -----------------
Sales of natural gas to affiliated companies                          $    4,488
Purchases of natural gas from affiliated companies                         3,989
Transportation expenses                                                      559

During 2003, ETC Texas Pipeline, Ltd, one of the Operating Partnerships, purchased a compressor, initially ordered by Energy Transfer Group, L.L.C. (ETG) for $799. ETG is a 66% owned subsidiary of ETC Holdings, L.P. ETG has a contract to provide compression services to a third party for a fixed monthly fee. Proceeds from the contract will be remitted by ETG to ETC Texas Pipeline, Ltd. to provide a 3.0% return on investment for the capital investment made by ETC Texas Pipeline, Ltd. As of November 30, 2003, $41 had been remitted, and income of $17 has been accrued under the contract. In addition, a $200 deposit was made to a third party vendor by ETC Texas Pipeline, Ltd. on behalf of ETG.

Energy Transfer also provides payroll services to ETG. As of November 30, 2003, the receivable due from ETG for payroll services was $200 and $69 for miscellaneous services.

ET GP, LLC, the general partner of ETC Holdings, L.P., has a general and administrative services contract to act as an advisor and provide certain general and administrative services to La Grange Energy and its affiliates, including Energy Transfer. The general and administrative services that ET GP, LLC provides La Grange Energy and its subsidiaries under this contract include:

         o General oversight and direction of engineering, accounting, legal and other professional and operational services required for the support, maintenance and operation of the assets used in the Midstream operations; and

         o The administration, maintenance and compliance with contractual and regulatory requirements.

In exchange for these services, La Grange Energy and its affiliates are required to pay ET GP, LLC a $500 annual fee payable quarterly and pro-rated for any portion of a calendar year. Pursuant to this contract, La Grange Energy and its affiliates were also required to reimburse ET GP, LLC for expenses associated with formation of La Grange Energy and its affiliates and are required to indemnify ET GP, LLC, its affiliates, officers and employees for liabilities associated with the actions of ET GP, LLC, its affiliates, officers, and employees. As a result of the reimbursement provision, La Grange Energy charged Energy Transfer $449 for expenses associated with its formation. For the three months ended November 30, 2003, Energy Transfer accrued $126 and has not been billed for this time period.

7. DEBT

Long-term debt consisted of the following:

                                                 November 30,    August 31,
                                                     2003            2003
                                                -------------   -------------
Term notes                                      $     218,500   $     226,000
Revolving credit facility                                  --              --
Less current portion                                   30,000          30,000
                                                -------------   -------------
Total long-term debt                            $     188,500   $     196,000
                                                =============   =============

The scheduled maturities of long-term debt are as follows:


              November 30,       August 31,
                  2003             2003
             --------------   --------------
2004         $       30,000   $       30,000
2005                188,500          196,000
             --------------   --------------
Total        $      218,500   $      226,000
             ==============   ==============

Term Note Facility

La Grange Acquisition entered into a term note agreement (the Term Note) with a financial institution in the amount of $246 million. The Term Note is secured by substantially all of Energy Transfer Company's assets and bears interest at a LIBOR based rate, which was 4.375% at November 30, 2003. Principal payments of $7.5 million are due quarterly until final maturity in September 2005, when the remaining outstanding principal balance is due. Upon issuance of the Term Note, Energy Transfer Company deferred approximately $5.7 million of initial fees and expenses and is amortizing such deferred costs over the life of the note using the effective interest method.

The Term Note requires Energy Transfer Company to maintain certain financial ratios in order to remain in compliance with its covenants. The covenants require that Energy Transfer Company maintain a minimum EBITDA (earnings before interest, taxes, depreciation and amortization), less tax distributions, less maintenance capital expenditures to interest plus principal payment ratio. In addition, Energy Transfer Company is required to maintain a minimum current ratio and a debt to EBITDA ratio. At November 30, 2003, Energy Transfer Company was in compliance with such covenants.

Revolving Credit Facility

Energy Transfer Company has a $40 million revolving credit facility with a financial institution that expires September 30, 2005. The revolving credit facility includes a variable rate line of credit facility and a letter of credit facility. Amounts borrowed under the credit facility bear interest at a rate based on either a Eurodollar base rate for Eurodollar Loans, or a base rate currently designated as a LIBOR base rate at the option of the Administrative Agent for Base Rate Loans. The revolving credit facility requires the payment of commitment fees of 1/2 of 1 percent and is secured by substantially all of Energy Transfer Company's assets. Letters of credit reduce the amount available under the credit facility.

At November 30, 2003, there were $200 outstanding of letters of credit and no amounts outstanding under the revolving credit facility. The borrowing capacity available under the credit facility at November 30, 2003 was $39.8 million.

The carrying value of Energy Transfer Company's debt obligations approximates their fair value. This determination is based on management's estimate of the fair value at which such instruments could be obtained in an unrelated third-party transaction.

8. RETIREMENT AND BENEFIT PLANS

Energy Transfer has a defined contribution plan for virtually all employees with discretionary matching by all Partnerships. Pursuant to the plan, employees of Energy Transfer Company can defer a portion of their compensation and contribute it to a deferred account. Energy Transfer Company did not elect to match contributions to this plan through November 30, 2003.

9. COMMITMENTS AND CONTINGENCIES

Lease Obligations

Energy Transfer Company has operating leases for office space and compressors under noncancelable agreements. The following are the future annual minimum lease payments for each of the next five years as of November 30, 2003:

                                2004           $   2,404
                                2005                 918
                                2006                  82
                                2007                  48
                                2008                  48
                          Thereafter                 145
                                               ---------
                                               $   3,645
                                               =========

Rental expense for the three months ended November 30, 2003 and the two months ended November 30, 2002 relating to operating leases was $227 and $147, respectively.

Physical Forward Commodity Commitments

Energy Transfer Company has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery up to 54 million British thermal units per day (MMBtu/d). Long-term contracts total require delivery of up to 155 MMBtu/d. The long-term contracts run through July 2013. The contracts were marked to fair value, which was determine based on NYMEX commodity futures prices.

Bossier Pipeline Extension

Energy Transfer Company has signed long-term agreements with several parties committing firm transportation volumes into a new pipeline system, which is currently under construction by Energy Transfer Company. Those commitments include an agreement with XTO Energy Inc. (XTO) to deliver 200 MMcf/d natural gas into the pipeline, which will connect East Texas production into the Katy hub near Houston. The term of the XTO agreement runs nine years beginning when the Bossier Pipeline Extension becomes operational, currently scheduled to occur mid-2004.

Energy Transfer in the normal course of business, purchases, processes and sells natural gas pursuant to long-term contracts. Such contracts contain terms that are customary in the industry. Energy Transfer Company believes that such terms are commercially reasonable and will not have a material adverse effect on Energy Transfer Company's financial position or results of operations.

Litigation

On June 16, 2003, Guadalupe Power Partners, L.P. (GPP) sought and obtained a Temporary Restraining Order against Oasis Pipe Line. In their pleadings, GPP alleged unspecified monetary damages for the period from February 25, 2003 to June 16, 2003 and sought to prevent Oasis Pipe Line from implementing flow control measures to reduce the flow of gas to their power plant at varying hourly rates. Oasis Pipe Line filed a counterclaim against GPP asking for damages and a declaration that the contract was terminated as a result of the breach by GPP. Oasis Pipe Line and GPP agreed to a "stand still" order and referred this dispute to binding arbitration. The arbitration was completed with a ruling favorable to Oasis Pipe Line on the contract issues involved, but with no damages awarded to either party.

Energy Transfer Company is involved in various lawsuits, claims, and/or regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on Energy Transfer Company's financial position or results of operations.

Environmental

Energy Transfer Company's operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although Energy Transfer Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, Energy Transfer Company has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

In conjunction with the acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila Gas Pipeline, Aquila, Inc. agreed to indemnify Energy Transfer for any environmental liabilities from those operations prior to October 1, 2002. Aquila also agreed to indemnify Energy Transfer Company for 50% of any environmental liabilities from those operations of the Oasis Pipe Line assets prior to October 1, 2002.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of Energy Transfer Company's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, Energy Transfer Company believes that such costs will not have a material adverse effect on its financial position. As of November 30, 2003 and August 31, 2003, Energy Transfer Company has $935 and $ 633, respectively, accrued for environmental liabilities that were not covered by the environmental indemnifications.

10. PRICE RISK MANAGEMENT ASSETS AND LIABILITIES

Commodity Price Risk

Energy Transfer Company is exposed to market risks related to the volatility of natural gas and NGL prices. To reduce the impact of this price volatility, Energy Transfer primarily uses derivative commodity instruments (futures and swaps) to manage its exposures to fluctuations in margins. However, during the three months ended November 30, 2003, management has generally elected not to designate its commodity derivatives as hedges for accounting purposes. All financial trades that are designated and documented as hedges are presented as other comprehensive income until the settlement month. At the end of the settlement month, any gain or loss is recognized in the income statement. Gains or losses on all other financial trades are recognized in the month in which they occur.

Unrealized losses recognized in earnings related to Energy Transfer Company's derivative activities were $998 for the three months ended November 30, 2003 and $1,899 for the two months ended November 30, 2002. The realized gains for the three months ended November 30, 2003 were $4,479 and for the two months ended November 30, 2002 were a loss of $33.

Management believes that many of its derivatives positions would qualify as hedges if management had designated them as such for accounting purposes. Had Energy Transfer Company designated its derivatives as hedges for accounting purposes, a substantial portion of the fair value of Energy Transfer Company's derivatives at November 30, 2003 would not have been recognized through earnings.

The following provides information as of November 30, 2003:

                                      NOTIONAL
                                                                   ENERGY TRANSFER    ENERGY TRANSFER
  IFERC INDEX                           VOLUME                          COMPANY            COMPANY          FAIR
  BASIS SWAPS       COMMODITY           MMBTU        MATURITY             PAYS             RECEIVES         VALUE
  -----------       ---------           ------       --------           -------            --------         -----
       HSC             Gas              155,000      Dec 2003            Nymex             IFERC           $  (13)
                       Gas           13,640,000      Dec 2003            IFERC             Nymex              485

       HSC             Gas            3,555,000  Jan-Oct 2004            Nymex             IFERC               17
                       Gas           32,215,000  Jan-Oct 2004            IFERC             Nymex              (91)
      Waha             Gas            3,875,000      Dec 2003            Nymex             IFERC             (837)
                       Gas            4,485,000      Dec 2003            IFERC             Nymex              894

      Waha             Gas           16,975,000  Jan-Sep 2004            Nymex             IFERC               28
                       Gas            2,710,000  Jan-Sep 2004            IFERC             Nymex               (9)

      PEPL             Gas              232,500      Dec 2003            Nymex             IFERC              (54)
                       Gas            2,092,500      Dec 2003            IFERC             Nymex              456

      PEPL             Gas              600,000  Jan-Mar 2004            Nymex             IFERC               (7)

 El Paso Permian       Gas              775,000      Dec 2003            Nymex             IFERC             (101)

   HSC (Hedge)         Gas              155,000      Dec 2003            Nymex             IFERC              (13)

   HSC (Hedge)         Gas              450,000  Jan-Mar 2004            Nymex             IFERC              (10)

                                                      NOTIONAL                            AVERAGE
                                                      VOLUME                               STRIKE          FAIR
     FUTURES        COMMODITY                          MMBTU           MATURITY            PRICE          VALUE
     -------        ---------                       ----------         --------           -------         ------
                       Gas                Buyer      3,280,000          Dec 2003          $ 4.940         $ (262)
                       Gas               Seller      8,792,500          Dec 2003            4.801           (517)

                       Gas                Buyer      3,925,000      Jan-Dec 2004            5.143           (785)
                       Gas               Seller      1,630,000      Jan-Dec 2004            5.258             426

                       Gas                Buyer        270,000      Jan-Aug 2005            5.175           (118)

      Hedge            Gas                Buyer        705,000          Dec 2003            5.141           (198)
      Hedge            Gas                Buyer         40,000          Dec 2003            5.505              26

      Hedge            Gas                Buyer      1,540,000      Jan-Sep 2004          $ 5.251           (394)

Interest Rate Risk

Energy Transfer Company is exposed to interest rate risk for changes in interest rates related to its Term Note. An interest rate swap agreement is used to manage a portion of the exposure to changing interest rates by converting floating rate debt to fixed-rate debt. On October 9, 2002, Energy Transfer entered into an interest rate swap agreement to manage its exposure to changes in interest rates. The interest rate swap has a notional value of $75 million and is tied to the maturity of the Term Note. Under the terms of the interest rate swap agreement, Energy Transfer Company will pay a fixed rate of 2.76% and will receive three-month LIBOR with quarterly settlement commencing on January 9, 2003. Management has elected not to designate the swap as a hedge for accounting purposes. The fair value of the interest rate swap at November 30, 2003 and August 31, 2003 is a liability of $929, and $807, respectively.

Realized losses on the interest rate swap included in interest expense were $437 for three months ended November 30, 2003 and $108 for the two months ended November 30, 2002.

11. SEGMENT DISCLOSURES

Prior to December 27, 2002, Energy Transfer operated in only one segment, the Midstream segment, consisting of the natural gas gathering, processing and transportation operations. Effective January 1, 2003, upon completion of the Oasis Pipe Line stock redemption, Energy Transfer Company operates in two segments, the Midstream segment and the Transportation segment, consisting of Oasis Pipe Line.

The Midstream segment, which focuses on the gathering, compression, treating, processing, transportation and marketing of natural gas, primarily at our Southeast Texas System and our Elk City Systems, generates revenue primarily by the volumes of natural gas gathered, compressed, treated, processed, transported, purchased and sold through our pipeline (excluding Oasis Pipe Line) and gathering systems and the level of natural gas and NGL prices. In 2003, Energy Transfer Company's equity method investments are included in the Midstream segment. In addition, Energy Transfer Company's two largest customers' revenues are included in the Midstream segment's revenues.

The Transportation Segment, which focuses on the transportation of natural gas through our Oasis Pipe Line, generates revenue from the fees charged to customers to transport gas through or reserve capacity on our pipeline.

For the three months ended November 30, 2003:

                                                                                 Intersegment
                                           Midstream         Transportation      Eliminations          Total
                                           ---------         --------------      ------------         --------
Revenue                                     $405,298           $ 14,176            $(4,488)           $414,986
Cost of products sold                        384,588              2,450             (4,488)            382,550
Depreciation and amortization                  3,091              1,056                                  4,147
Income from operations                        14,024              6,980                                 21,004
Interest, expense, net                         3,306              2,043             (1,597)              3,752
Income tax                                        --              1,709                                  1,709
Net Income                                    12,472              3,222                                 15,694
Capital expenditures                          11,627                203                                 11,830
Total assets                                $441,613           $180,052                               $621,665

12. SUBSEQUENT EVENT

On January 20, 2004, Heritage Propane Partners, L.P. (the Partnership) and Energy Transfer announced that affiliates of Energy Transfer purchased U.S. Propane, L.P., the general partner of the Partnership. In addition, the Partnership closed the merger agreement to combine with Energy Transfer and affiliates in a transaction valued at approximately $1 billion, which created a diversified master limited partnership by adding natural gas midstream operations to the Partnership's existing retail propane operations. Energy Transfer contributed substantially all of its assets, other than cash and receivables, to the Partnership in exchange for approximately $300 million in cash, repayment of outstanding indebtedness, and a combination of the Partnership's Common Units, Class D Units and Special Units. The Partnership also acquired the stock of Heritage Holdings, Inc., which owned approximately
4.4 million of the Partnership's Common Units for $100 million.

Energy Transfer Company restated and amended its term note agreement on January 19, 2004. The original loan amount of $246 million was paid off and a new term note was issued for $325 million. The new term note is secured by substantially all of Energy Transfer Company's assets and bears interest at a LIBOR based rate. Final maturity is on January 18, 2008.